Exhibit 8.2

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

March 2, 2007

The PNC Financial Services Group, Inc.

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

Ladies and Gentlemen:

We have acted as special counsel to The PNC Financial Services Group, Inc., a Pennsylvania corporation (“PNC”), in connection with the proposed merger of Mercantile Bankshares Corporation, a Maryland corporation (“Mercantile”) with and into PNC (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of October 8, 2006, by and between PNC and Mercantile (the “Merger Agreement”). At your request, and pursuant to Section 7.2(c) of the Merger Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Merger Agreement.

For purposes of rendering the opinion expressed below, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, and representations contained in: (1) the Merger Agreement, (2) the Registration Statement on Form S-4 and the joint proxy statement/prospectus contained therein, each as amended or supplemented through the date hereof, (collectively, the “Registration Statement”), (3) an officer’s representation letter of PNC, dated the date hereof (the “PNC Letter”), and (4) an officer’s representation letter of Mercantile, dated the date hereof (the “Mercantile Letter”). The opinion expressed below is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, and representations set forth in the documents, and statements referred to in this paragraph.

For purposes of the opinion set forth below, we have relied, with the consent of PNC and the consent of Mercantile, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the PNC Letter and the Mercantile Letter, and have assumed that such statements and representations will be true, correct and complete as of the Effective Time (as if made as of such time) and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true, correct and complete as if made without such qualification.

In our examination of the above described documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of all such documents.

In rendering our opinions, we have assumed that (i) the transactions contemplated by the Merger Agreement will be consummated in accordance therewith and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the Merger will qualify as a statutory merger under the applicable laws of the Commonwealth of Pennsylvania and the State of Maryland and (iii) the Merger will be reported by PNC and Mercantile on their respective federal income tax returns in a manner consistent with the opinion set forth below.

Our opinion is based on the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, each as amended from time to time and as in existence as of the date hereof, and on existing administrative and judicial interpretations thereof. Legislation enacted, administrative action taken, administrative interpretations or rulings, or judicial decisions promulgated or issued subsequent to the date hereof may result in tax consequences different from those anticipated by our opinions herein. Additionally, our opinion is not binding on the Internal Revenue Service or any court, and there can be no assurance that a contrary position may not be taken by the Internal Revenue Service.

Based upon and subject to the foregoing, it is our opinion that, for United States federal income tax purposes, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

We hereby consent to the filing of this opinion with the SEC as a post-effective amendment to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This opinion relates solely to certain United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. We are furnishing this opinion to you solely in connection with the Merger, and this opinion is not to be relied upon by any other person or for any other purpose.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz